Exhibit (a)(1)(vi) and (a)(4)(i)

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 24, 2005)

OFFER TO EXCHANGE

2005 Series A 3 1/4% Convertible Notes due 2023

and an Exchange Fee for all our outstanding

2003 3 1/4% Convertible Notes due 2023

CUSIP Nos. 203349AA3 and 203349AB1

Subject to the Terms and Conditions described in this Prospectus

Supplement and the Prospectus

This prospectus supplement amends a term of the New Notes described in the prospectus dated June 24, 2005 (the “Prospectus”). To the extent the information in this prospectus supplement is inconsistent with the terms contained in the Prospectus, this prospectus supplement will apply and will supersede the information in the Prospectus. All other terms of the exchange offer remain in effect as set forth in the Prospectus.

We are deleting the provision of the New Notes as set forth in the Prospectus that would have permitted us to irrevocably elect at any time to satisfy our conversion obligation with respect to the New Notes with a specified combination of cash or shares of our common stock. The provision we are deleting is described under “Description of the New Notes—Settlement Upon Conversion—Our Right to Irrevocably Elect Net Share Settlement Upon Conversion” in the Prospectus. Accordingly, each reference to such provision in the Prospectus is hereby deleted in its entirety.

The exchange offer expires at midnight, New York City time, on Tuesday, July 26, 2005, unless extended.

All terms used and not defined herein shall have the meanings assigned to them in the Prospectus.

It is important for you to read and consider all the information contained in this prospectus supplement and the Prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

MORGAN STANLEY

July 20, 2005